Exhibit 16.1

December 3, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read DSS, Inc’s statements included under Item 4.01(a) of its Form 8-K filed on December 3, 2021 and we agree with such statements insofar as they relate to our firm. With respect to all other matters, we have no basis to agree or disagree with the statements made by the registrant.